Exhibit 12.02

SOUTH CAROLINA ELECTRIC & GAS COMPANY
CALCULATION OF RATIOS
FOR THE YEAR ENDED DECEMBER 31, 2005
(Dollars in Millions)

CALCULATION OF BOND RATIO:

Net earnings(1)		$781.8
Divide by annualized interest charges on:
Bonds authenticated under SCE&G's First and Refunding Mortgage Bond Indenture	$11.8
Other indebtedness(1)	99.4
Total annualized interest charges		111.2
Bond Ratio		7.03

(1) As defined under SCE&G's First and Refunding Mortgage Bond Indenture, dated January 1, 1945 (Old Mortgage).

CALCULATION OF NEW BOND RATIO:

Net earnings(2)		$751.4
Divide by annualized interest charges on:
Bonds authenticated under SCE&G's First Mortgage Bond Indenture	$97.3
Other indebtedness(2)	13.9
Total annualized interest charges		111.2
New Bond Ratio		6.76

(2) As defined under SCE&G's Collateral Trust Mortgage Indenture, dated April 1, 1993 (New Mortgage).

CALCULATION OF PREFERRED STOCK RATIO:

Net earnings(3)		$250.8
Divide by annualized interest charges on:
Bonds outstanding under SCE&G's mortgage bond indentures	$111.2
Preferred dividend requirements	7.3
Total annualized interest charges		118.5
Preferred Stock Ratio		2.12

(3) As defined under SCE&G's Restated Articles of Incorporation.

178

SOUTH CAROLINA ELECTRIC & GAS COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
For Each of the Five Years Ended December 31, 2005
(Dollars in Millions)

	Years Ended December 31,
	2005	2004	2003	2002	2001
Fixed Charges as defined:
Interest on long-term debt	$143.0	$144.2	$141.9	$132.0	$122.7
Amortization of debt premium, discount and expense (net)	4.2	4.2	3.5	3.1	2.9
Interest component on rentals	3.9	3.3	2.9	2.7	2.6
Preference security dividend requirement of consolidated subsidiary	-	-	1.7	3.8	3.8
Total Fixed Charges	$151.1	$151.7	$150.0	$141.6	$132.0
Preference security dividend as defined:	11.8	11.9	11.9	11.9	12.0
Total Fixed Charges and Preference Security Dividend (A)	162.9	163.6	161.9	153.5	144.0
Earnings as defined:
Pretax income from continuing operations	$113.7	$362.8	$338.3	$341.5	$357.1
Total fixed charges	151.1	151.7	150.0	141.6	132.0
Pre-tax equity earnings of investees	77.2	1.3	1.1	0.6	-
Preference security dividend requirements of consolidated subsidiary	-	-	(1.7)	(3.8)	(3.8)
Total Earnings (B)	$342.0	$515.8	$487.7	$479.9	$485.3

Ratio of Earnings to Fixed Charges (B/A)	2.10	3.15	3.01	3.13	3.37

179